                                                                     EXHIBIT 3.2


                           SECOND AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                           O2WIRELESS SOLUTIONS, INC.

         o2wireless Solutions, Inc., a Georgia corporation (the "Corporation"), acting pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, as amended, does hereby adopt the following Second Amended and Restated Articles of Incorporation superseding as of the date of filing hereof its previously filed Amended and Restated Articles of Incorporation:

                                       I.

         The name of the Corporation is "o2wireless Solutions, Inc."

                                       II.

         The Corporation shall have perpetual existence.

                                      III.

         The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code. The object of the Corporation is pecuniary gain and profit and the purpose for which the Corporation is formed is to engage in such lawful business or activity as the Board of Directors may from time to time specify by resolution.

                                       IV.

         The maximum number of shares of all classes of stock which the Corporation shall have authority to issue is 110,100,000 shares, consisting of 100,000,000 shares of Common Stock, $.0001 par value ("Common Stock"), 100,000 shares of Class A Convertible Preferred Stock, $.01 par value ("Class A Preferred Stock") and 10,000,000 shares of Serial Preferred Stock, no par value per share ("Serial Preferred Stock").

         A.       Common Stock.

                  1. Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the rights of holders of the Class A Preferred Stock and the Serial Preferred Stock.

                  2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of the Class A Preferred Stock and the Serial Preferred Stock of the full amounts to which they shall respectively be entitled as stated and expressed herein or as may be stated and expressed pursuant hereto, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

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                  3. Voting. Except as otherwise provided by law, voting rights shall be governed by paragraph 5 of Appendix A.

         B. Class A Preferred Stock. The preferences, qualifications and voting rights, powers, limitations and other rights in respect of the Class A Preferred Stock are as set forth in Appendix A to these Articles of Incorporation.

         C. Serial Preferred Stock. The Serial Preferred Stock may be issued in one or more series from time to time by the Board of Directors, pursuant to O.C.G.A. ss. 14-2-602, subject to the rights of holders of the Class A Preferred Stock. The description of shares of each series of Serial Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Secretary of State of the State of Georgia as required by law to be filed with respect to the issuance of such Serial Preferred Stock, prior to the issuance of any shares of such series.

         The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Serial Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Serial Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Each designation of Serial Preferred Stock and the terms thereof (which shall be in addition to those general terms applicable to Serial Preferred Stock set forth elsewhere in this Article IV) shall be set forth in one or more Appendices to these Articles of Incorporation. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Serial Preferred Stock shall include, but not be limited to, setting or changing the following:

                  (i) the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                  (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                  (iii) the obligations, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

                  (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such


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         conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                  (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

                  (vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

                  (vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

         The shares of Serial Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate if cumulative.

                                       V.

         A. Number, Election and Terms. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors which shall consist of not less than three (3) nor more than nine (9) persons, the exact number of directors to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by not less than two-thirds of the entire Board of Directors. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 2001, the term of office of the second class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 2002, and the term of office of the third class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 2003. At each annual meeting of the shareholders of the Corporation following such initial classification and election, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders of the Corporation after their election.

         B. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies occurring in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum of the Board of Directors, or by the sole remaining director. A director so chosen shall hold office until the next annual meeting of shareholders of the Corporation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.


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         C.       Continuances in Office. Notwithstanding the foregoing
provisions of this Article V, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualify.

         D. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time with or without cause but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

         E. Amendment, Repeal, Etc. Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with, this Article V. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

                                       VI.

         None of the holders of shares of Common Stock shall be entitled as a matter of right to purchase, subscribe for or otherwise acquire any additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such additional shares, or any shares, evidences of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such additional shares, or any shares, evidence of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any additional shares.

                                      VII.

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that to the extent required by applicable law, this Article shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal


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benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended. Neither the amendment or repeal of this
Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article VII in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                                      VIII.

         Any action required by the law or by the articles of incorporation or bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation and any action which may be taken at a meeting of the shareholders may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted, provided that action by less than unanimous written consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting. No such written consent shall be effective unless the consenting shareholder has been furnished the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders, or unless the consent includes an express waiver of the right to receive the material. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

         The provisions of this Article VIII shall remain in full force and effect until such date on which the Corporation shall have registered a class of securities with the Securities and Exchange Commission ("SEC") pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and such registration shall have been declared effective by the SEC, at which time this Article VIII shall become void and shall not be effective. For as long as the Corporation does not have a class of securities registered with the SEC under Section 12 of the Exchange Act, the provisions of this Article VIII shall remain in full force and effect.

                                       IX.

         The mailing address of the initial principal office of the Corporation is 440 Interstate North Parkway, Atlanta, Georgia 30339.


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                                       X.

         The street address of the initial registered office of the Corporation is 1230 Peachtree Street, N.E., Promenade II, Suite 3100, Atlanta, Georgia 30309-3592, located in Fulton County. The initial registered agent of the Corporation at such office is Terry Ferraro Schwartz.

                                       XI.

         The name and address of the incorporator of the Corporation is L. Brett Lockwood, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309.

         IN WITNESS WHEREOF, the Corporation has caused the Second Amended and Restated Articles of Incorporation to be executed by a duly authorized officer of the Corporation, on this _____ day of ______________, 2000.

                              O2 WIRELESS SOLUTIONS, INC.


                          By:
                              ------------------------------------------------
                              William J. Loughman
                              Chief Financial Officer, Secretary and Treasurer


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                                   APPENDIX A

                      DESIGNATION OF RELATIVE PREFERENCES,
                        QUALIFICATIONS AND VOTING RIGHTS
          OF THE CLASS A PREFERRED STOCK OF O2WIRELESS SOLUTIONS, INC.


                             CLASS A PREFERRED STOCK

         Except as otherwise expressly provided herein, all shares of Class A Preferred Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

         1. Dividends. (a) The holders of shares of Class A Preferred Stock shall be entitled to receive dividends at the rate of $6.00 per share per annum, payable either in cash or, at the election of the Board of Directors of the Corporation, in shares of Class A Preferred Stock valued at $100 per share, such dividends to be paid quarterly on January 2, 1998 and on the first business day of each calendar quarter thereafter (each, a "Dividend Payment Date"); provided, however, that with respect to dividends for periods ending prior to November 19, 1999, the Board of Directors shall have the right to elect to accrue such dividends, in which event such accrued and unpaid dividends shall bear interest at the rate of 6% per annum from the Dividend Payment Date on which they would have been payable absent such election to accrue, such interest to be compounded on November 19, 1998 and on each November 19 thereafter. Such dividends shall be cumulative and shall accrue on a daily basis from and after the date of issue whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. The Corporation may at its option pay any dividend in either cash or in shares of Class A Preferred Stock; provided, however, any dividend which is not paid in cash on any Dividend Payment Date occurring after November 19, 1999 shall be declared and paid in shares of Class A Preferred Stock on such Dividend Payment Date; provided, further, that dividends on the Class A Preferred Stock may not be paid in cash unless all conditions to payment thereof imposed by the terms of the Series D Senior Redeemable Preferred Stock have been satisfied. The Board of Directors of the Corporation shall fix a record date for the determination of holders of Class A Preferred Stock entitled to receive payment of each dividend declared thereon, which record date shall be no more than 30 days prior to the Dividend Payment Date.

         (b) As long as any shares of Class A Preferred Stock shall remain outstanding, in no event shall any dividend be declared or paid upon, nor shall any distribution be made upon, any Common Stock, other than a dividend or distribution payable solely in shares of Common Stock of the Corporation, nor shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of shares of any Common Stock; provided, however, that in the event all cumulative dividends in arrears on all outstanding shares of Class A Preferred Stock have been paid in full, the Corporation will be permitted to pay dividends in respect of Common Stock not exceeding in the aggregate the cash amount of the dividend paid on the Class A Preferred Stock in respect of the most


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recent calendar quarter, not including any payments for cumulative dividends in arrears. Notwithstanding the foregoing, the holders of the Series D Senior Redeemable Preferred Stock shall be entitled to receive dividends regardless of whether or not all cumulative dividends in arrears on all outstanding shares of Class A Preferred Stock have been paid in full.

         2. Redemption. The shares of the Class A Preferred Stock shall be redeemable as follows:

                  2A.      Redemption at Option of Holder. Upon the first to
         occur of (i) the consolidation or merger of the Corporation with or into any other corporation or entity (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% in voting power of the capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger in substantially the same proportions in which such capital stock was held immediately prior to such merger), (ii) a sale of all or substantially all of the properties and assets of the Corporation as an entirety to any other person, (iii) any transaction or series of related transactions as a result of which the persons who were the beneficial holders of a majority in voting power of the capital stock of the Corporation outstanding immediately before such transaction (or series of transactions) are not the beneficial holders, in substantially the same proportions, of a majority of the voting power of the capital stock of the Corporation following such transaction (or series of transactions), or (iv) the earlier to occur of (1) the 180th day following the last to occur of: (A) the Put Closing Date as defined in that certain Securities Purchase Agreement among Stratford Capital Partners, L.P., Stratford Equity Partners, L.P., and the Corporation, dated on or about November 1, 1999 (the "Stratford Securities Purchase Agreement"), (B) the final Put Option Closing at which all, or all remaining, Subject Securities are purchased by the Corporation (as such terms are defined in that certain Note and Equity Purchase Agreement among the Corporation, Clear Communications Group, Inc., certain of their subsidiaries, and American Capital Strategies, Ltd., dated on or about November 1, 1999 (the "ACS Note and Equity Purchase Agreement")),
         (C) the Redemption Date for the Series D Senior Redeemable Preferred Stock as defined in the Stratford Securities Purchase Agreement, and
         (D) payment in full of the Notes as defined in and pursuant to the ACS Note and Equity Purchase Agreement, or (2) May 1, 2007, then any holder of shares of Class A Preferred Stock shall, subject to the conditions hereinafter in this subparagraph 2A provided, and subject to the terms of that certain Credit Agreement dated on or about November 1, 1999, by and among the Corporation, Clear Communications Group, Inc., their respective subsidiaries, Wachovia Bank, N.A. and the other lender's parties thereto, have the right to elect to have all its shares of Class A Preferred Stock redeemed (in the manner and with the effect provided in subparagraphs 2B and 2C hereof) not later than the business day prior to the effective date of such events specified in clauses (i) through (iii), or the date specified in clause (iv), of this subparagraph 2A. The notice required by subparagraph 4J(3) in connection with any transaction that would give rise to a right of redemption pursuant to the preceding sentence shall state that such transaction creates a right of


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         redemption. Any holder of shares of Class A Preferred Stock may exercise its right of election to have such stock redeemed by giving written notice of its election to the Corporation at the Corporation's principal office, or at such other office as the Corporation may specify in such notice, by such date as the Corporation may specify in such notice, which date shall not be earlier than 10 days following the date on which such notice was dispatched. Any date on which the Corporation shall be required to redeem shares of the Class A Preferred Stock as provided in this subparagraph 2A is hereinafter referred to as a "Redemption Date". The shares of Class A Preferred Stock to be redeemed on a Redemption Date shall be redeemed by paying for each share in cash an amount equal to the sum of $100 plus dividends accrued and unpaid thereon to the Redemption Date plus any interest accrued and unpaid thereon as provided in paragraph 1, (any such amount payable on a Redemption Date being herein sometimes referred to as the "Redemption Price"). If on or before such Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of the Class A Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares to be redeemed shall no longer be deemed outstanding and all rights with respect to such shares shall, forthwith after the close of business on the Redemption Date, cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares to be redeemed, the Redemption Price without interest thereon subsequent to the Redemption Date.

                  2B.      Redeemed or Otherwise Acquired Shares to Be Retired.
         Any shares of the Class A Preferred Stock redeemed pursuant to this paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of the Class A Preferred Stock accordingly.

                  2C.      Shares to be Redeemed. In case of the redemption, for
         any reason, of only a part of the outstanding shares of the Class A Preferred Stock as to which holders have elected redemption on a Redemption Date, the shares of the Class A Preferred Stock to be redeemed shall be selected pro rata, and there shall be so redeemed from each holder electing redemption in whole shares, as nearly as practicable to the nearest share, that proportion of all the shares of Class A Preferred Stock to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Class A Preferred Stock. Any shares of the Class A Preferred Stock not redeemed on a Redemption Date shall be redeemed as soon thereafter as possible and in the manner in which shares are otherwise redeemed on such Redemption Date.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Class A Preferred Stock shall be entitled, subject to the senior rights of the holders of the Series D Senior Redeemable Preferred Stock, and before any distribution or payment is made upon any Common Stock or any


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


other stock ranking junior to the Class A Preferred Stock as to rights on liquidation but pari passu with the holders of Series C Preferred Stock, to be paid an amount equal to $100 per share, plus any accrued but unpaid dividends thereon to the date of such payment, plus any interest accrued and unpaid thereon as provided in paragraph 1, and the holders of Class A Preferred Stock shall not be entitled to any further payment (such amounts being herein sometimes referred to as the "Liquidation Payment"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Class A Preferred Stock, the Series C Preferred Stock and any other stock ranking pari passu with the Class A Preferred Stock and the Series C Preferred Stock as to rights in liquidation shall be insufficient to permit payment to such holders of the full amount to which they are entitled, then the entire assets of the Corporation to be so distributed shall be distributed ratably per share among the holders of the Class A Preferred Stock, the Series C Preferred Stock and any other stock ranking pari passu with the Class A Preferred Stock and the Series C Preferred Stock as to rights in liquidation in proportion to the amounts to which they respectively are entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Class A Preferred Stock, the Series C Preferred Stock and any other stock ranking pari passu with the Class A Preferred Stock and the Series C Preferred Stock as to rights in liquidation shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed ratably to the holders of Common Stock and any other stock ranking junior to the Class A Preferred Stock in liquidation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, the holders of record of the Class A Preferred Stock, such notice to be addressed to each shareholder at such holder's post office address as shown by the records of the Corporation. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, not the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this paragraph 3.

         4.       Conversion.

                  4A.      Right to Convert Class A Preferred Stock. (a) Subject
         to the terms and conditions of this paragraph 4, the holder of any share or shares of Class A Preferred Stock shall have the right, at its option at any time, to convert all or any portion of such shares of Class A Preferred Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of Liquidation Payment), into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Class A Preferred Stock so to be converted by $100 and dividing the result by the conversion price of $2.7411 per share, or by the conversion price as last adjusted and in effect at the date any share or shares of Class A Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Conversion Price").


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


               (b) The rights of conversion contained in this paragraph 4 shall be exercised by the holder of shares of Class A Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Class A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Class A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                   4B.      Issuance of Certificates; Time Conversion Effected.
         Promptly after the receipt of the written notice referred to in subparagraph 4A and surrender of the certificate or certificates for the share or shares of Class A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Class A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Class A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  4C.      Fractional Shares; Dividends; Partial Conversion. No
         fractional shares may be issued upon conversion of the Class A Preferred Stock into Common Stock. At the time of each conversion, the Corporation shall pay in cash or in shares of Class A Preferred Stock valued at $100 per share an amount equal to all dividends, if any, accrued and unpaid to the date of such conversion, together with any accrued interest on such dividends, on the shares surrendered for conversion. In case the number of shares of Class A Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Class A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subparagraph 4C, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Class A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.


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


                  4D.      Adjustment of Price Upon Issuance of Common Stock.
         Except as provided in subparagraph 4F hereof, if and whenever the Corporation shall issue or sell, or is in accordance with subparagraphs 4D(1) through 4D(7) deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Class A Preferred Stock) multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Class A Preferred Stock).

                  For purposes of this subparagraph 4D, the following subparagraphs 4D(1) to 4D(7) shall also be applicable:

                  4D(1).   Issuance of Rights or Options. In case at any time
         the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by
         (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 4D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such

         Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

         4D(2).   Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 4D(3) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and
         (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 4D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  4D(3).   Change in Option Price or Conversion Rate. If (i) the
         purchase price provided for in any Option referred to in subparagraph 4D(1), (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 4D(l) or 4D(2) or (iii) the rate at which any Convertible Securities referred to in subparagraph 4D(1) or 4D(2) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), then the Conversion Price in effect at the time of such event shall, as required, forthwith be readjusted to such Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall, as required, forthwith be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 4D(l) or the rate at which any

         Convertible Securities referred to in subparagraph 4D(l) or 4D(2) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, as required, forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

                  4D(4).   Stock Dividends. In case the Corporation shall
         declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph 4E hereof.

                  4D(5).   Consideration for Stock. In case any shares of Common
         Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the Corporation, such Options shall be deemed to have been issued without consideration, and the Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph 4E hereof.

                  4D(6).   Record Date. In case the Corporation shall take a
         record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided that such shares of Common Stock shall in fact have been issued or sold.

                  4D(7).   Treasury Shares. The number of shares of Common Stock
         outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this subparagraph 4D.

                  4E.      Subdivision or Combination of Stock. In case the
         Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  4F.      Certain Issues of Common Stock Excepted. The
         Corporation shall not be required to make any adjustment of the Conversion Price pursuant to subparagraph 4D upon the occurrence of any of the following events: (i) the issuance of Common Stock upon conversion of outstanding shares of Class A Preferred Stock, (ii) the grant of options and the issuance of up to 325,000 shares of Common Stock upon the exercise of options granted by the Corporation to employees, officers and directors of the Corporation pursuant to the Corporation's currently existing Stock Option Plan or pursuant to a stock option plan approved by the Compensation Committee of the Board of Directors of the Corporation, (iii) the issuance of shares of Common Stock pursuant to Section 2.2 of the ISDC Agreement (as defined herein), and (iv) the issuance of the warrants to purchase shares of the Common Stock (the "Warrants") and the issuance of shares of Common Stock upon the exercise of the Warrants pursuant to the terms of (A) the Stratford Securities Purchase Agreement and (B) the ACS Note and Equity Purchase Agreement.

                  4G.      Reorganization, Reclassification, Consolidation,
         Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holders of at least a majority of the outstanding shares of Class A Preferred Stock) shall be made whereby each holder of a share or shares of Class A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares or shares of the Class A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation is issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least a majority of the shares of Class A Preferred Stock at the time outstanding), executed and mailed or delivered to each holder of shares of Class A Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                  4H.      Automatic Conversion. In the event that, at any time
         while any of the Class A Preferred Stock shall be outstanding, the Corporation shall complete an underwritten public offering involving the sale by the Corporation of shares of Common Stock (i) at a per share price to the public of not less than 2.5 times the Conversion Price in effect at the time and (ii) in which the gross proceeds to the Corporation and/or selling stockholders, as the case may be, before deduction of underwriters' discounts and commissions and expenses of the offering, are at least $15,000,000, then all outstanding shares of Class A Preferred Stock shall, automatically and without further action on the part of the holders of the Class A Preferred Stock, be converted into shares of Common Stock in accordance with the terms of paragraph 4A with the same effect as if the certificates evidencing such shares had been surrendered for conversion, such conversion to be effective simultaneously with the closing of such public offering; provided, however, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of the Class A Preferred Stock so converted.

                  4I.      Notice of Adjustment. Upon any adjustment of the
         Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Class A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the

         Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  4J.      Other Notices. In case at any time:

                  (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation, or any acquisition of beneficial ownership by any person or group of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise;

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

                  (5) the Corporation shall take any action or there shall be any event which would result in an automatic conversion of the Class A Preferred Stock pursuant to subparagraph 4H; or

                  (6) the Corporation shall take any action or there shall be any event which would result in a redemption of the Class A Preferred Stock pursuant to subparagraph 2A,

         then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Class A Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place, and (c) in the case of any event which would result in an automatic conversion of the Class A Preferred Stock pursuant to subparagraph 4H, at least 20 days' prior written notice of the date on which the same is expected to be completed. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  4K.      Stock to be Reserved. The Corporation will at all
         times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Class A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Class A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation.

                  4L.      No Reissuance of Class A Preferred Stock. Shares of
         Class A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

                  4M. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Class A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class A Preferred Stock which is being converted.

                  4N.      Closing of Books. The Corporation will at no time
         close its transfer books against the transfer of any Class A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Class A Preferred Stock in any manner which interferes with the timely conversion of such Class A Preferred Stock.

                  4O.      Definition of Common Stock. As used in this
         paragraph 4, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock,

         $.0001 par value as constituted on the date of filing these Second Amended and Restated Articles of Incorporation and shall also include any capital shares of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the Common Stock receivable upon conversion of shares of the Class A Preferred Stock of the Corporation, or in case of any reorganization or reclassification of the outstanding shares of the Corporation, the stock, securities or assets provided for in paragraph 4G, shall include only shares designated as Common Stock of the Corporation on the date of filing these Second Amended and Restated Articles of Incorporation.

         5. Voting. Except as otherwise required by law or these Articles of Incorporation, the holders of the Class A Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the By-laws of the Corporation and to vote together as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of Class A Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Class A Preferred Stock are convertible on the record date for the vote and (ii) the holders of Common Stock shall have one vote per share of Common Stock.

         6. Restrictions. At any time when shares of Class A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by these Amended and Restated Articles of Incorporation, and in addition to any other vote required by law, without the prior consent (which consent shall not be unreasonably withheld in the case of clause (d) below) of the holders of a majority of the outstanding Class A Preferred Stock, given in person or by proxy, either in writing within 20 days after notice from the Company or at a special meeting called for that purpose, at which meeting the holders of the shares of such Class A Preferred Stock shall vote together as a class:

                  (a) The Corporation will not (i) create or authorize the creation of any additional class or series of shares unless the same ranks junior to the Class A Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (ii) increase the authorized amount of the Class A Preferred Stock or the authorized amount of any additional class or series of shares unless the same ranks junior to the Class A Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, or (iii) create or authorize any obligation or security convertible into shares of Class A Preferred Stock or into shares of any other class or series unless the same ranks junior to the Class A Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, whether any such creation or authorization or increase shall be by means of amendment of the Articles of Incorporation, merger, consolidation or otherwise.

                  (b) The Corporation will not amend, alter or repeal its Articles of Incorporation or By-laws in any manner, or file any directors' resolutions pursuant to O.C.G.A. ss. 14-2-602 containing any provision, in either case, which adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Class A Preferred Stock or which in any manner adversely affects the Class A Preferred Stock or the holders thereof.

                  (c) The Corporation will not (i) consolidate or merge with or into any other corporation or other entity, (ii) sell or otherwise dispose of all or substantially all of its properties and assets as an entirety to any other person, or (iii) liquidate, dissolve or wind up its business.

                  (d) The Corporation will not, directly or indirectly, acquire any other business entity, or the assets of any other business entity as a going concern.

                  (e) The Corporation will not, directly or indirectly, enter into any material transaction with any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Corporation unless such affiliate is a wholly-owned subsidiary of the Corporation.

                  (f) The Corporation will not, directly or indirectly, engage in any business other than the business in which it was engaged immediately after the initial issuance of the Class A Preferred Stock.

                  (g) The Corporation will not enter into any agreement after the date of filing of these Amended and Restated Articles of Incorporation which would restrict its right to pay dividends on the Class A Preferred Stock in shares of Class A Preferred Stock.

                  (h) The Corporation will not repurchase, redeem or retire any shares of capital stock of the Corporation other than shares of Class A Preferred Stock; provided, that no such vote shall be required to permit the redemption of (i) the Corporation's Series C Convertible Preferred Stock (ii) the Corporation's Series D Senior Redeemable Preferred Stock, (iii) the Warrants; or (iv) the shares of Common Stock issuable upon exercise of the Warrants.

                  (i) The Corporation will not amend the terms of any stock option plan or stock option agreement for the benefit of employees of the Company.

         7. Preemptive Rights. (a) Each holder of Class A Preferred Stock shall have the right to purchase such holder's Proportionate Percentage (as hereinafter defined) of any future Eligible Offering (as hereinafter defined). For the purposes of this paragraph 7, the following terms shall have the meanings set forth below:

         "Proportionate Percentage" means, with respect to a holder of Class A Preferred Stock as of any date, the result (expressed as a percentage) obtained by dividing (i) the number of shares of Common Stock issuable upon conversion of shares of Class A Preferred Stock held by such holder as of such date, by (ii) the total number of shares of Common Stock outstanding as of such date (treating, for purposes of such calculation, all shares of Class A Preferred Stock as having been converted at such date).

         "Eligible Offering" means an offer by the Corporation to sell for cash shares of capital stock of the Corporation, or any security convertible into or exchangeable for, or carrying rights or options to purchase, capital stock of the Corporation, other than an offering of securities by the Corporation:

                  (i) to its full-time employees, officers, directors, consultants or advisors of Common Stock, or options to purchase Common Stock in connection with or pursuant to any stock option or stock purchase plan or other compensatory arrangement;

                  (ii) in connection with any merger of, or acquisition by, the Corporation or any subsidiary of the Corporation (including, without limitation, pursuant to the ISDC Agreement);

                  (iii) in connection with the conversion or exercise of outstanding securities of the Corporation;

                  (iv) in any public offering resulting in automatic conversion of the Class A Preferred Stock pursuant to subparagraph 4H of paragraph 4; and

                  (v) to Stratford Capital Partners, L.P., Stratford Equity Partners, L.P., or American Capital Strategies, Ltd. of the Warrants or the issuance of Common Stock upon the exercise of such Warrants.

         (b) The Corporation shall, before issuing any securities pursuant to an Eligible Offering, give written notice thereof to each holder of Class A Preferred Stock. Such notice shall specify the security or securities the Corporation proposes to issue and the consideration that the Corporation intends to receive therefor. For a period of ten (10) days following the date of such notice, each such holder shall be entitled, by written notice to the Corporation, to elect to purchase all or any part of such holder's Proportionate Percentage of the securities being sold in the Eligible Offering; provided, however, that if two or more securities shall be proposed to be sold as a "unit" in an Eligible Offering, any such election must relate to such unit of securities. In the event that elections pursuant to this paragraph 7 shall not be made with respect to any securities included in an Eligible Offering within such ten (10) day period, then the Corporation may issue such securities to other purchasers, but only for a consideration payable in cash not less than, and otherwise on no more favorable terms to the purchaser than, that set forth in the Corporation's notice and only within 180 days after the end of such ten
(10) day period. In the event that any such offer is accepted by a holder of Class A Preferred Stock, the Corporation shall sell to such holder, and such holder shall purchase from the Corporation, for the consideration and on the terms set forth in the notice as afore said, the securities that such holder shall have elected to purchase.

                                   APPENDIX B

                            DESIGNATION IN RESPECT OF
                            SERIES C PREFERRED STOCK
                          (THE "SERIES C DESIGNATION")

         1. Designation. Seventy-five thousand (75,000) shares of the Serial Preferred Stock, no par value, are hereby constituted as a series of the Serial Preferred Stock designated as the "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Series C Preferred Stock. Except as otherwise expressly provided herein, all shares of Series C Preferred Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

         2. Dividends. (a) The holders of shares of Series C Preferred Stock shall be entitled to receive dividends at the rate of $6.00 per share per annum, payable either in cash or, at the election of the Board of Directors of the Corporation, in shares of Series C Preferred Stock valued at $100 per share, such dividends to be paid quarterly on April 3, 2000 and on the first business day of each calendar quarter thereafter (each, a "Dividend Payment Date"); provided, however, that dividends on the Series C Preferred Stock may not be paid in cash unless all conditions to payment thereof imposed by the terms of the Series D Senior Redeemable Preferred Stock have been satisfied. Dividends for the periods ending June 30, September 30 and December 31, 1999 shall accrue at the rate of $6.00 per share per annum and shall bear interest at the rate of 6% per annum compounded quarterly from such respective dates, which accrued dividends and interest thereon shall be paid in full on redemption or conversion of the Series C Preferred Stock, unless earlier paid. All dividends shall be cumulative and shall accrue on a daily basis from and after the date of issue whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. The Board of Directors of the Corporation shall fix a record date for the determination of holders of Series C Preferred Stock entitled to receive payment of each dividend declared thereon, which record date shall be no more than 30 days prior to the Dividend Payment Date.

                             (b) s long as any shares of Series C Preferred
Stock shall remain outstanding, in no event shall any dividend be declared or paid upon, nor shall any distribution be made upon, any Common Stock or any other stock ranking junior to the Series C Preferred Stock, other than a dividend or distribution payable solely in shares of Common Stock or such junior stock, nor shall any shares of Common Stock or any such junior stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of shares of any Common Stock or any such junior stock; provided, however, that in the event all cumulative dividends in arrears on all outstanding shares of Series C Preferred Stock have been paid in full, the Corporation will be permitted to pay dividends in respect of Common Stock or any such junior stock not exceeding in the aggregate the cash amount of the dividend paid on the Series C Preferred Stock in respect of the most recent calendar quarter, not including any payments for cumulative dividends in arrears. Notwithstanding the foregoing, the holders of the Series D Senior Redeemable Preferred Stock shall be entitled to receive dividends regardless of whether or not all cumulative dividends in arrears on all outstanding shares of Series C Preferred Stock have been paid in full.

         3. Redemption. The shares of the Series C Preferred Stock shall be redeemable as follows:

                  3A.      Redemption at the Option of Holder. Upon the first to
         occur of (i) the completion of an underwritten public offering of the Corporation's Common Stock resulting in gross proceeds (before deduction of underwriters' commissions and discounts and expenses of the offering) of not less than $15 million; (ii) the consolidation or merger of the Corporation with or into any other corporation or entity (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% in voting power of the capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger in substantially the same proportions in which such capital stock was held immediately prior to such merger); (iii) a sale of all or substantially all of the properties and assets of the Corporation as an entirety to any other person; (iv) any transaction or series of related transactions as a result of which the persons who were the beneficial holders of a majority in voting power of the capital stock of the Corporation outstanding immediately before such transaction (or series of transactions) are not the beneficial holders, in substantially the same proportions, of a majority of the voting power of the capital stock of the Corporation following such transaction (or series of transactions); or (v) the earlier to occur of
         (1) the 180th day following the last to occur of: (A) the Put Closing Date as defined in that certain Securities Purchase Agreement among Stratford Capital Partners, L.P., Stratford Equity Partners, L.P., and the Corporation, dated on or about November 1, 1999 (the "Stratford Securities Purchase Agreement"), (B) the final Put Option Closing at which all, or all remaining, Subject Securities are purchased by the Corporation (as such terms are defined in that certain Note and Equity Purchase Agreement among the Corporation, Clear Communications Group, Inc., certain of their subsidiaries, and American Capital Strategies, Ltd., dated on or about November 1, 1999 (the "ACS Note and Equity Purchase Agreement")), (C) the Redemption Date for the Series D Senior Redeemable Preferred Stock as defined in the Stratford Securities Purchase Agreement, and (D) payment in full of the Notes as defined in and pursuant to the ACS Note and Equity Purchase Agreement, or (2) May 1, 2007, then any holder of Shares of Series C Preferred Stock shall, subject to the conditions hereinafter in this paragraph 3 provided, and subject to the terms of that certain Credit Agreement dated on or about November 1, 1999, by and among the Corporation, Clear Communications Group, Inc., their respective subsidiaries, Wachovia Bank, N.A. and the other lender's parties thereto, have the right to have all its shares of Series C Preferred Stock redeemed (in the manner and with the effect provided in subparagraphs 3D and 3E hereof) not later than the closing of the public offering referred to in clause (i), not later than the business day prior to the effective date of such events specified in clauses
         (ii) through (iv), or the date specified in clause (v), of this subparagraph 3A. The notice required by subparagraph 5J(3) in connection with any transaction that would give rise to a right of redemption pursuant to the preceding sentence shall state that such transaction creates a right of redemption. Any holder of shares of Series C Preferred Stock may exercise its right of election to have such stock redeemed by giving written notice of its election to the Corporation at the Corporation's principal office, or at such other office as the Corporation may specify in such notice, by such date as the Corporation may specify in such notice, which date shall not be earlier than 10 days following the date on which such notice was dispatched.

                           3B.      Redemption at Option of the Corporation. At
         any time prior to July 31, 1999, the Corporation may elect to redeem all, but not less than all, outstanding shares of Series C Preferred Stock (in the manner and with the effect specified in subparagraphs 3D and 3E hereof) by giving written notice by mail, postage prepaid, to the holders of record of the Series C Preferred Stock specifying the Redemption Date (which shall be not less than 10 days from the date such notice is given), the Redemption Price (as specified in subparagraph 3C) and that the right to convert the Series C Preferred Stock into Common Stock shall terminate at the close of business on the day preceding the Redemption Date.

                           3C.      Redemption Procedure. Any date on which the
         Corporation is required to redeem any shares of Series C Preferred Stock by reason of an election pursuant to subparagraph 3A or 3B is herein referred to as a "Redemption Date". The shares of Series C Preferred Stock to be redeemed on a Redemption Date shall be redeemed by paying for each share in cash an amount equal to the sum of $100 (in the case of redemption at the option of the holder pursuant to subparagraph 3A) or $110 (in the case of redemption at the option of the Corporation pursuant to subparagraph 3B) plus, in each case, dividends accrued and unpaid thereon to the Redemption Date plus any interest accrued and unpaid thereon as provided in paragraph 2, (any such amount payable on a Redemption Date being herein sometimes referred to as the "Redemption Price"). If on or before such Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of the Series C Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares to be redeemed shall no longer be deemed outstanding and all rights with respect to such shares shall, forthwith after the close of business on the Redemption Date, cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares to be redeemed, the Redemption Price without interest thereon subsequent to the Redemption Date.

                           3D.      Redeemed or Otherwise Acquired Shares to Be
         Retired. Any shares of the Series C Preferred Stock redeemed pursuant to this paragraph 3 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of the Series C Preferred Stock accordingly.

                           3E.      Shares to be Redeemed. In case of the
         redemption, for any reason, of only a part of the outstanding shares of the Series C Preferred Stock on a Redemption Date, the shares of the Series C Preferred Stock to be redeemed shall be selected pro rata, and there shall be so redeemed from each holder electing redemption in whole shares, as nearly as practicable to the nearest share, that proportion of all the shares of Series C Preferred Stock to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Series C Preferred Stock. Any shares of the Series C Preferred Stock not redeemed on a Redemption Date shall be redeemed as soon thereafter as possible and in the manner in which shares are otherwise redeemed on such Redemption Date.

                  4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Preferred Stock shall be entitled, subject to the senior rights of the holders of the Series D Senior Redeemable Preferred Stock, and before any distribution or payment is made upon any Common Stock or any other stock ranking junior to the Series C Preferred Stock as to rights on liquidation but pari passu with the holders of Class A Convertible Preferred Stock, to be paid an amount equal to $100 per share, plus any accrued but unpaid dividends thereon to the date of such payment, plus any interest accrued and unpaid thereon as provided in paragraph 2, and the holders of Series C Preferred Stock shall not be entitled to any further payment (such amounts being herein sometimes referred to as the "Liquidation Payment"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series C Preferred Stock, the Class A Convertible Preferred Stock and any other stock ranking pari passu with the Series C Preferred Stock and the Class A Convertible Preferred Stock as to rights in liquidation shall be insufficient to permit payment to such holders of the full amount to which they are entitled, then the entire assets of the Corporation to be so distributed shall be distributed ratably per share among the holders of Series C Preferred Stock, the Class A Convertible Preferred Stock and any other stock ranking pari passu with the Series C Preferred Stock and the Class A Convertible Preferred Stock as to rights in liquidation in proportion to the amounts to which they respectively are entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series C Preferred Stock, the Class A Convertible Preferred Stock and any other stock ranking pari passu with the Series C Preferred Stock and the Class A Convertible Preferred Stock as to rights in liquidation shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed ratably to the holders of Common Stock and any other stock ranking junior to the Series C Preferred Stock in liquidation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock, such notice to be addressed to each shareholder at such holder's post office address as shown by the records of the Corporation. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this paragraph 4.

                  5.       Conversion.

                           5A.      Right to Convert Series C Preferred Stock.
         (a) Subject to the terms and conditions of this paragraph 5, the holder of any share or shares of Series C Preferred Stock shall have the right, at its option at any time after July 31, 1999, to convert all or any portion of such shares of Series C Preferred Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the Liquidation Payment), into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series C Preferred Stock so to be converted by $100 and dividing the result by the conversion price of $2.7411 per share, or by the conversion price as last adjusted and in effect at the date any share or shares of Series C Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Conversion Price").

                                    (b)      The rights of conversion contained
         in this paragraph 5 shall be exercised by the holder of shares of Series C Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series C Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with ad dress) in which the certificate or certificates for shares of Common Stock shall be issued.

                           5B.      Issuance of Certificates; Time Conversion
         Effected. Promptly after the receipt of the written notice referred to in subparagraph 5A and surrender of the certificate or certificates for the share or shares of Series C Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                           5C.      Fractional Shares; Dividends; Partial
         Conversion. No fractional shares may be issued upon conversion of the Series C Preferred Stock into Common Stock. At the time of each conversion, the Corporation shall pay in cash or in shares of Series C Preferred Stock valued at $100 per share an amount equal to all dividends, if any, accrued and unpaid to the date of such conversion, together with any accrued interest on such dividends, on the shares surrendered for conversion. In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 5A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subparagraph 5C, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

                           5D.      Adjustment of Price Upon Issuance of Common
         Stock. Except as provided in subparagraph 5F hereof, if and whenever the Corporation shall issue or sell, or is in accordance with subparagraphs 5D(1) through 5D(7) deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forth with upon such issue or sale, the Conversion Price shall be determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series C Preferred Stock) multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series C Preferred Stock).

                           For purposes of this subparagraph 5D, the following subparagraphs 5D(1) to 5D(7) shall also be applicable:

                           5D(1).   Issuance of Rights or Options. In case at
         any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 5D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                           5D(2).   Issuance of Convertible Securities. In case
         the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by
         (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be out standing, provided that (a) except as otherwise provided in subparagraph 5D(3) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common

         Stock upon conversion or exchange of such Convertible Securities, and
         (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 5D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                           5D(3).   Change in Option Price or Conversion Rate.
         If (i) the purchase price provided for in any Option referred to in subparagraph 5D(1), (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 5D(1) or 5D(2) or (iii) the rate at which any Convertible Securities referred to in subparagraph 5D(1) or 5D(2) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), then the Conversion Price in effect at the time of such event shall, as required, forthwith be readjusted to such Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall, as required, forthwith be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 5D(1) or the rate at which any Convertible Securities referred to in subparagraph 5D(1) or 5D(2) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, as required, forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

                           5D(4).   Stock Dividends. In case the Corporation
         shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph 5E hereof.

                           5D(5).   Consideration for Stock. In case any shares
         of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the Corporation, such Options shall be deemed to have been issued without consideration, and the Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph 5E hereof.

                           5D(6).   Record Date. In case the Corporation shall
         take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided that such shares of Common Stock shall in fact have been issued or sold.

                           5D(7).   Treasury Shares. The number of shares of
         Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this subparagraph 5D.

                           5E.      Subdivision or Combination of Stock. In case
         the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                           5F.      Certain Issues of Common Stock Excepted. The
         Corporation shall not be required to make any adjustment of the Conversion Price pursuant to subparagraph

         5D upon the occurrence of any of the following events: (i) the issuance of Common Stock upon conversion of outstanding shares of Series C Preferred Stock, or outstanding shares of the Corporation's Class A Convertible Preferred Stock, (ii) the grant of options and the issuance of shares of Common Stock upon the exercise of options granted by the Corporation to employees, officers and directors of the Corporation pursuant to the Corporation's currently existing Stock Option Plan or pursuant to a stock option plan approved by the Compensation Committee of the Board of Directors of the Corporation, provided that the total number of shares issued upon exercise of such options, whether before or after the adoption of this Series C Designation, does not exceed 325,000; and (iii) the issuance of the warrants to purchase shares of the Common Stock (the "Warrants") and the issuance of shares of Common Stock upon the exercise of the Warrants pursuant to the terms of (A) the Stratford Securities Purchase Agreement and (B) the ACS Note and Equity Purchase Agreement.

                           5G.      Reorganization, Reclassification,
         Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holders of at least a majority of the outstanding shares of Series C Preferred Stock) shall be made whereby each holder of a share or shares of Series C Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares or shares of the Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation is issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least a majority of the shares of Series C Preferred Stock at the time outstanding), executed and mailed or delivered to each holder of shares of Series C Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                           5H.      Automatic Conversion. In the event that, at
         any time while any of the Series C Preferred Stock shall be outstanding, the Corporation shall complete an underwritten public offering involving the sale by the Corporation of shares of Common Stock (i) at a per share price to the public of not less than 2.5 times the Conversion Price in effect at the time and (ii) in which the gross proceeds to the Corporation and/or selling stockholders, as the case may be, before deduction of underwriters' discounts and commissions and expenses of the offering, are at least $15,000,000, then all outstanding shares of Series C Preferred Stock shall, automatically and without further action on the part of the holders of the Series C Preferred Stock, be converted into shares of Common Stock in accordance with the terms of paragraph 5A with the same effect as if the certificates evidencing such shares had been surrendered for conversion, such conversion to be effective simultaneously with the closing of such public offering; provided, however, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of the Series C Preferred Stock so converted.

                           5I.      Notice of Adjustment. Upon any adjustment of
         the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                           5J.      Other Notices. In case at any time:

                           (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                           (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                           (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation, or any acquisition of beneficial ownership by any person or group of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise;

                           (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                           (5) the Corporation shall take any action or there shall be any event which would result in a redemption of the Series C Preferred Stock pursuant to subparagraph 3A,

         then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place, and (c) in the case of any event which would result in an automatic conversion of the Series C Preferred Stock pursuant to subparagraph 5H, at least 20 days' prior written notice of the date on which the same is expected to be completed. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                           5K.      Stock to be Reserved. The Corporation will
         at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series C Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation.

                           5L.      No Reissuance of Series C Preferred Stock.
         Shares of Series C Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

                           5M.      Issue Tax. The issuance of certificates for
         shares of Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

                           5N.      Closing of Books. The Corporation will at no
         time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock.

                           5O.      Definition of Common Stock. As used in this
         paragraph 5, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $.0001 par value as constituted on the date of filing these Second Amended and Restated Articles of Incorporation and shall also include any capital shares of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided however, that the Common Stock receivable upon conversion of shares of the Class A Preferred Stock of the Corporation, or in case of any reorganization or reclassification of the outstanding shares of the Corporation, the stock, securities or assets provided for in paragraph 5G, shall include only shares designated as Common Stock of the Corporation on the date of filing these Second Amended and Restated Articles of Incorporation.

                  6. Voting. Except as otherwise required by law or these by the Articles of Incorporation of the Corporation or this Series C Designation, the holders of the Series C

Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the By-laws of the Corporation and to vote together as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of Series C Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Series C Preferred Stock are convertible on the record date for the vote and
(ii) the holders of Common Stock shall have one vote per share of Common Stock.

                  7. Restrictions. At any time when shares of Series C Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Series C Designation, and in addition to any other vote required by law, without the prior consent (which consent shall not be unreasonably withheld in the case of clause (d) below) of the holders of a majority of the shares of outstanding Series C Preferred Stock, given in person or by proxy, either in writing within 20 days after notice from the Company or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series C Preferred Stock shall vote together as a class:

                           (a) The Corporation will not (i) create or authorize the creation of any additional class or series of shares unless the same ranks junior to the Series C Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (ii) increase the authorized amount of the Series C Preferred Stock or the authorized amount of any additional class or series of shares unless the same ranks junior to the Series C Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, or (iii) create or authorize any obligation or security convertible into shares of Series C Preferred Stock or into shares of any other class or series unless the same ranks junior to the Series C Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, whether any such creation or authorization or increase shall be by means of amendment of the Articles of Incorporation, designation of a series of the Serial Preferred Stock of the Corporation, merger, consolidation or otherwise.

                           (b) The Corporation will not amend, alter or repeal its Articles of Incorporation or By-laws in any manner, or file any directors' resolutions pursuant to OCGA 14-2-602 containing any provision, in either case, which adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Series C Preferred Stock or which in any manner adversely affects the Series C Preferred Stock or the holders thereof.

                           (c) The Corporation will not (i) consolidate or merge with or into any other corporation or other entity, (ii) sell or otherwise dispose of all or substantially all of its properties and assets as an entirety to any other person, or (iii) liquidate, dissolve or wind up its business.

                           (d) The Corporation will not, directly or indirectly, acquire any other business entity, or the assets of any other business entity as a going concern.

                           (e) The Corporation will not, directly or indirectly, enter into any material transaction with any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Corporation unless such affiliate is a wholly-owned subsidiary of the Corporation.

                           (f) The Corporation will not, directly or indirectly, engage in any business other than the business in which it was engaged immediately after the initial issuance of the Series C Preferred Stock.

                           (g) The Corporation will not enter into any agreement after the date of filing of these Amended and Restated Articles of Incorporation which would restrict its right to pay dividends on the Series C Preferred Stock in shares of Series C Preferred Stock.

                           (h) The Corporation will not repurchase, redeem or retire any shares of capital stock of the Corporation other than shares of Series C Preferred Stock, provided that no such vote shall be required for the redemption of the Corporation's Class A Convertible Preferred Stock in accordance with the terms of the Corporation's Articles of Incorporation, and provided, further, that no such vote shall be required for the redemption of (i) the Series D Senior Redeemable Preferred Stock, (ii) the Corporation's Class A Convertible Preferred Stock, (iii) the Warrants or (iv) the shares of Common Stock issuable upon exercise of the Warrants.

                                   APPENDIX C
                            DESIGNATION IN RESPECT OF
                   SERIES D SENIOR REDEEMABLE PREFERRED STOCK

         1. Establishment and Designation of Series. There is hereby established a series of Preferred Stock designated "Series D Senior Redeemable Preferred Stock" ("Series D Preferred Stock"), to consist of an aggregate of 100,000 shares, no par value, and to have the preferences, limitations and relative rights, including voting rights, as set forth herein.

         2. Dividends. The holders of Series D Preferred Stock shall be entitled to receive out of funds legally available for the declaration of dividends, cumulative dividends in cash, when, as and if declared by the Board of Directors, at the annual rate of $8.00 per share, payable quarterly on the last day of each January, April, July and October of each year, beginning January 31, 2000, except if such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately preceding day which is not a Saturday, Sunday or legal holiday (the date such dividends are payable hereunder is referred to as a "Dividend Payment Date"). Such dividends shall commence to accrue on the shares of Series D Preferred Stock and be cumulative from and after the date of issuance of such shares of Series D Preferred Stock and shall be deemed to accumulate and shall be payable for any period less than a full quarter on the basis of a year of 360 days with equal 30 day months. So long as any of the Series D Preferred Stock remains outstanding, no cash dividends shall be paid upon, or declared or set apart for, the Common Stock, $.01 par value per share of the Corporation ("Common Stock") or any other capital stock of the Corporation ("Common Stock") or any other capital stock of the Corporation (including all other classes of preferred Stock), unless and until all cumulative dividends on the then outstanding shares of Series D Preferred Stock for all past dividend periods at all times shall have been paid in full in cash and not by PIK Dividends (as defined below). Subject to the limitation set forth in the following sentence, at the option of the Company, the dividends pursuant to Section 2 shall be payable by the issuance and delivery on the applicable Dividend Payment Date of additional Series D Preferred Stock in an aggregate number of shares equal to (a) the aggregate number of outstanding shares of Series D Preferred Stock on the Dividend Payment Date times $11.00, (b) divided by $100, rounded up to the nearest whole share of Series D Preferred Stock (the "PIK Dividends"). The right of the Company to make PIK Dividends shall only be available with respect to dividends payable on or prior to October 31, 2001 and for all dividends payable after October 31, 2000, the Company shall pay all such dividends in cash on the due date thereof

         3.       Preference on Liquidation, Dissolution or Winding Up.

                  A. Definition. A consolidation or merger of the Corporation or a sale or transfer of substantially all of its assets as an entirety, may at the option of the holders of a majority of the issued and outstanding Series D Preferred Stock, be regarded as "liquidation, dissolution or winding up of the affairs of the Corporation" within the meaning of this Section 3.

                  B. Ranking. With respect to the payment of dividends, redemption rights and the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Series D Preferred Stock shall rank senior to all other capital stock of the Corporation.

                  C. Liquidation. During any proceedings for the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series D Preferred Stock shall be entitled to receive $100 in cash for each share of Series D Preferred Stock (together with all accrued and unpaid dividends on each such share of Series D Preferred Stock) (the "Liquidation Value"), before any distribution of the assets of the Corporation shall be made to the holders of any shares of the other capital stock of the Corporation, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series D Preferred Stock so as to be and continue available therefor. If upon such liquidation, dissolution or winding up, the assets distributable to the holders of the Series D Preferred Stock shall be insufficient to permit the payment to them of the Liquidation Value per share, the assets of the Corporation shall be distributed to the holders of the Series 1) Preferred Stock ratably until they shall have received the full amount to which they would otherwise be entitled in accordance with the terms of Articles of Incorporation of the Corporation. If the assets of the Corporation are sufficient to permit the payment of such amounts to the holders of the Series D Preferred Stock, the remainder of the assets of the Corporation, if any, after the distributions as aforesaid shall be distributed and divided ratably among the holders of the other capital stock of the Corporation then outstanding according to their respective shares.

         4. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series D Preferred Stock shall have the following voting rights

                  A. Except as otherwise provided herein, the holder of the Preferred Stock shall have the exclusive right, voting separately as a single class, to elect one director of the Corporation.

                  B. In addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation of the Corporation, the consent of the holders of the Preferred Stock, voting separately as a single class, shall be necessary in advance for:

                  (1) The issuance of any additional sham (or options, warrants or other rights to acquire such shares or securities Convertible into such shares) of Series D Preferred Stock or other classes of preferred stock which rank senior or on parity with the Series D Preferred Stock as to dividends, redemption rights and/or liquidation preferences; and

                  (2) Any waiver or amendment of the Securities Purchase Agreement dated on or about November 1, 1999, by and among the Corporation, Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. (the "Securities Purchase Agreement") or any other Transaction Document (as defined in the Securities Purchase Agreement).

                  C. The foregoing rights of holders of shares of Series D Preferred Stock to take any actions as provided in this Section 4 may be exercised at any annual meeting of shareholders or at a special meeting of I shareholders held for such purpose or at any adjournment thereof or by written consent of the holders of the number of shares of Series D Preferred Stock required to authorize such action at an annual or special meeting of shareholders.

         5. Redemption. The Corporation may redeem, and shall be required to redeem, shares of Series D Preferred Stock, as provided in this Section 5; provided the at the Corporation is legally permitted to then redeem shares of Series D Preferred Stock in accordance with the applicable provisions of the Georgia Business Corporation Code:

                  A. Mandatory Redemption. Any holder of Series D Preferred Stock may require, at such holder's sole discretion, the Corporation to redeem all of its shares of Series D Preferred Stock at a price equal to the Liquidation Value per share on the date fixed for redemption ("Redemption Price"), upon the occurrence of one or more of the following events or dates:

                  (1) an Event of Default (as defined in tie Securities Purchase Agreement) other than a Sale (as defined in the Securities Purchase Agreement)

                  (2) a Qualified Public Offering (as defined in the Securities Purchase Agreement);

                  (3)      November 1, 2006; or

                  (4)      any Sale.

                  B. Optional Redemption. The Corporation may, at its sole discretion, redeem shares of Series D Preferred Stock at any time at the Redemption Price, provided, that, any partial redemption shall be an amount not less than $750,000 and in an amount which is an integral multiple of $50,000.

                  C. Notice of redemption. At least 20 days prior to the redemption of any shares of Series D Preferred Stock the Corporation shall transmit notice to each holder of record of the shares of Series D Preferred Stock to be redeemed at such holder's address set forth in the stock records of the Corporation sent by first class mail postage prepaid. Such notice shall state the date fixed for redemption (the "Redemption Date") and the redemption price and shall call upon the holder to surrender to the Corporation on the Redemption Date at the place designated in the notice of such holder's certificate or certificates representing shares of Series D Preferred Stock to be redeemed. In case of redemption of only a portion of the outstanding Series D Preferred Stock, the redemption shall be made pro rata. On or after the Redemption Date, each holder of shares of Series D Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice in exchange for payment of the Redemption Price. If funds legally available for such purpose are not sufficient for the redemption, then the certificates representing shares of Series D Preferred Stock surrendered for redemption shall be deemed not to be surrendered and such shares shall remain outstanding. If such notice of redemption shall have been duly given, and if on the Redemption Date funds necessary for the redemption (including an amount equal to the accrued but unpaid dividends through the Redemption Date) shall have been deposited by the Corporation with a bank or trust company, designated in such notice, having capital, surplus and undivided profits aggregating at least $50,000,000 according to its then latest published statement of condition, in trust for the pro rata benefit of the holders of the shares so called for redemption, and the Corporation may otherwise redeem shares of Series D Preferred Stock pursuant to this Section 5, then, notwithstanding that any certificate evidencing shares of Series D Preferred Stock called for redemption shall not have been surrendered, the shares so called for redemption and represented by such certificate shall be deemed to be no longer outstanding and, except for the right of the holder thereof to receive the redemption price upon surrender of such certificate, all rights with respect to the shares so called for redemption shall forthwith cease and terminate as of the Redemption Date. Notwithstanding the foregoing, in the event of any redemption pursuant to Section 5.A (1) and (3) above, the Redemption Price may, at the election of the Company, be paid by delivery of a Put Note (as defined in the Securities Purchase Agreement) to the holders of the Series D Preferred Stock.

         6. Retirement of Shares. Any shares of Series D Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

         7. Conversion. The shares of Series D Preferred Stock are not convertible into Common Stock.